Exhibit 10.1

ImmunoGen, Inc.

Compensation Policy for Non-Employee Directors

(Effective June 17, 2020)

Objective

It is the objective of ImmunoGen to compensate non-employee Directors in a manner which will enable recruitment and retention of highly qualified Directors and fairly compensate them for their services as a Director.

Cash Compensation

Annual meeting fee for non-employee Directors:$40,000 per annum, paid quarterly

Additional annual fees:

(a)	Lead Director / Chairman of the Board:[1]$35,000 per annum, paid quarterly
(b)	Chairman of the Audit Committee:$20,000 per annum, paid quarterly
(c)	Chairman of the Compensation Committee:$14,000 per annum, paid quarterly
(d)	Chairman of the G&N Committee:$14,000 per annum, paid quarterly
(e)	Other members of the Audit Committee$10,000 per annum, paid quarterly
(f)	Other members of the Compensation Committee$7,000 per annum, paid quarterly
(g)	Other members of the G&N Committee$7,000 per annum, paid quarterly

Directors are entitled to be reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings during their tenure as a Director. Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Internal Revenue Code of 1986 shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Director.

Quarterly payments shall be paid in arrears within 30 days following the end of each calendar quarter.2 A non-employee Director may elect to receive any or all of his or her cash compensation in the form of deferred stock units (“DSUs”) having an aggregate Fair Market Value equal to the amount deferred, measured on the date of grant which shall be the last day of the calendar quarter for which the retainer is being paid. All elections as to form of payment shall be made annually by December 31st of the year prior to service which election shall be effective for all payments to be made in the following calendar year. New non-employee Directors shall make their elections within 30 days of their initial appointment or election to the Board of Directors for all payments to be made in that calendar year. Any such election shall be

1  Payable to non-employee Chairman of the Board only.

2  Quarterly payments will be appropriately pro-rated for Directors who retire, resign or are otherwise removed from the Board prior to the end of a calendar quarter.

prospective only for compensation attributable to services performed after the effective date of such election and any amounts covered by such election shall be prorated as necessary. Each non-employee Director shall be deemed to have elected to receive payments in cash for payments in periods prior to any such election or if no timely election shall have been made. Notwithstanding the foregoing, a previous election made by a non-employee Director pursuant to the 2004 Non-Employee Director Compensation Deferred Share Unit Plan or under this policy shall remain in effect for subsequent calendar years until it is changed by the completion, signature and delivery to the Company of a new election form, in accordance with the terms of this policy.

Upon making such election, DSUs shall be granted as described above without any further action by the Compensation Committee. These awards are fully vested as to all of the issued DSUs on the date of grant.

Equity Compensation

1.Deferred Stock Units.

(a) Initial DSU Awards. New non-employee Directors will automatically be awarded, without any further action by the Compensation Committee, 34,000 DSUs (each DSU relating to one (1) share of Common Stock) on the date of their initial election or appointment to the Board (the “date of grant”). This award will vest pro rata, on a quarterly basis over a three-year period, as to eight and one-third percent (8-1/3%) of the issued DSUs (rounded down to the nearest whole share) per quarter on each of September 1, December 1, March 1 and June 1 following the date of grant, beginning with the first such date to occur following the date of grant.

(b) Annual DSU Awards. Non-employee Directors will automatically be awarded, on an annual basis and without further action by the Compensation Committee, 17,000 DSUs on the earlier of the date of ImmunoGen’s annual meeting of shareholders or June 30 of the applicable year (the “date of grant”). These awards will vest pro rata, on a quarterly basis over a one-year period, as to twenty-five percent (25%) of the issued DSUs (rounded down to the nearest whole share) per quarter on each of September 1, December 1, March 1 and June 1 following the date of grant. If a non-employee Director is first elected to the Board other than at an annual meeting of shareholders, the number of DSUs subject to such non-employee Director’s first annual DSU award shall be pro-rated, based on the number of days between his or her date of election and the date of grant of his or her first annual DSU award. If a non-Employee Directors is first elected to the Board at an annual meeting of shareholders, he or she is ineligible to receive his or her first annual DSU award until the following year.3

(c) Terms of Grant. All DSU awards to non-employee Directors under this policy are granted under the 2018 Employee, Director and Consultant Equity Incentive Plan (the “2018 Plan”), and are subject to the terms and conditions set forth in the 2018 Plan and the form of Deferred Stock Unit Agreement approved by the Board of Directors on December 9, 2016. All capitalized terms that are not defined herein shall have the meanings set forth in the 2018 Plan.

3  Any Director who transitions from an employee director to a non-employee Director without a break in service shall not be eligible to receive an award of DSUs under paragraphs 1(a), but shall be eligible to receive awards under paragraph 1(b), beginning with the first annual meeting of shareholders on or after the date on which such Director ceases to be an employee of the Company.

2.Stock Options.

(a) Initial Stock Option Awards. New non-employee Directors will automatically be granted, without any further action by the Compensation Committee, a stock option award covering 50,000 shares of Common Stock on the date of their initial election or appointment to the Board (the “date of grant”). This award (i) will be granted with an exercise price equal to the Fair Market Value of the Common Stock on the date of grant, and (ii) will vest pro rata, on a quarterly basis over a three-year period, as to eight and one-third percent (8-1/3%) of the number of shares covered by such award (rounded to the nearest whole share) per quarter on each of September 1, December 1, March 1 and June 1 following the date of grant, beginning with the first such date to occur following the date of grant.

(b) Annual Stock Option Grants. Non-employee Directors will automatically be granted, on an annual basis and without further action by the Compensation Committee, stock option awards covering 50,000 shares of Common Stock on the earlier of the date of ImmunoGen’s annual meeting of shareholders or June 30 of the applicable year. These awards (i) will be granted with an exercise price equal to the Fair Market Value of the Common Stock on the date of grant, (ii) will vest pro rata, on a quarterly basis over a one-year period, as to twenty-five percent (25%) of the number of shares covered by such awards (rounded to the nearest whole share) per quarter on each of September 1, December 1, March 1 and June 1 following the date of grant, and (iii) will expire on the tenth (10th) anniversary of the date of grant. If a non-employee Director is first elected to the Board other than at an annual meeting of shareholders, the number of shares covered by such non-employee Director’s first annual stock option award shall be pro-rated, based on the number of days between his or her date of election and the date of grant of his or her first annual stock option award. If a non-Employee Directors is first elected to the Board at an annual meeting of shareholders, he or she is ineligible to receive his or her first annual stock option award until the following year.4

(c) Terms of Grant. All stock option awards to non-employee Directors under this policy are granted under the 2018 Plan, and are subject to the terms and conditions set forth in the 2018 Plan and the form of Director Option Agreement approved by the Compensation Committee on December 9, 2016. All capitalized terms that are not defined herein shall have the meanings set forth in the 2018 Plan.

Approved by the Board of Directors: June 17, 2020

4  Any Director who transitions from an employee to a non-employee Director without a break in service shall not be eligible to receive a stock option award under paragraph 2(a), but shall be eligible to receive awards under paragraph 2(b), beginning with the first annual meeting of shareholders on or after the date on which such Director ceases to be an employee of the Company.